Exhibit 10.12

DESCRIPTION OF DANIELLE RUSSELLA BANTIVOGLIO’S COMMISSION PLAN

          MEDecision, Inc. (the “Company”) has an oral agreement with one of its executives, Danielle Russella Bantivoglio, Executive Vice President, Client Solutions, for the commissions that she is paid as part of her compensation. This document summarizes the oral agreement between the Company and Ms. Bantivoglio.

•	Ms. Bantivoglio’s commissions are calculated by calendar quarter once the Company’s auditors complete their review of the Company’s quarterly financial statements.

•	The amount of year-to-date revenue recorded by the Company for solution licenses, consulting services and Patient Clinical Summaries sold to new and existing customers that is attributable to Ms. Bantivoglio is aggregated. Commission percentages applied to the aggregated revenue are on a sliding scale based upon the total year-to-date revenue recorded.

•	The Company pays Ms. Bantivoglio the quarterly commission as soon as practicable after the auditors complete their review of the Company’s quarterly financial statements and the Company calculates the commission.

•	Ms. Bantivoglio will receive all commissions earned pursuant to the foregoing arrangement regardless of whether she is an employee of the Company at the time the commission is to be paid.